Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

2INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this 8th day of December, 2025, between Sterling Capital Management LLC (the “Adviser” or “Sterling”) and Guardian Capital LP (the “Sub- Adviser”).

WHEREAS, Sterling Capital Funds, a Massachusetts business trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with the Trust, pursuant to which the Adviser acts as investment adviser to, and provides certain related services with respect to, each series of the Trust named in Appendix A to this Agreement (each a “Fund”, and collectively, the “Funds”);and

WHEREAS, the Adviser, with the approval of the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons,” as defined in the 1940 Act, desires to retain the Sub-Adviser to provide investment advisory services to the Trust with respect to each series of the Trust named in Appendix A to this Agreement (each a “Fund”, and collectively, the “Funds”) in connection with the management of the Funds, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Duties of the Sub-Adviser. With respect to each Fund, subject to supervision and oversight by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage and/or make investment recommendations relating to that portion of the securities and other assets of the Fund as from time to time allocated to the Sub-Adviser by the Adviser hereunder (with respect to the Fund, the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

a.	In the performance of its duties and obligations under this Agreement, the Sub- Adviser shall act in conformity with the Trust’s constituent documents and the Prospectus as it relates to the Fund and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time. For the avoidance of doubt, the Sub-Adviser acknowledges that with respect to the portion of the Fund’s assets entrusted to it from time to time under this Agreement, the Sub-Adviser is responsible for monitoring compliance with the Trust’s constituent documents and the Prospectus as it relates to the Fund and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each may be amended from time to time.

In addition, the Sub-Adviser agrees that with respect to the Assets, the Sub- Adviser shall at all times ensure that its trading of “commodity interests,” as defined in the Commodity Exchange Act (“CEA”), as amended, satisfies the trading tests set forth in the Commodity Futures Trading Commission Rule 4.5(c)(2)(iii)(A) or (B). The Sub-Adviser shall promptly notify the Adviser if the Sub-Adviser fails to comply with this requirement.

1

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

b.	For each Fund, or portion thereof, for which the Sub-Adviser has full investment discretion and trading authority, the Sub-Adviser shall determine the Assets to be purchased, retained or sold by the Fund and what portion of the Assets will be invested or held uninvested in cash, and the Sub-Adviser shall be authorized to enter into agreements or other arrangements to effect securities and other investment transactions for the Fund. The Sub-Adviser will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Trust’s registration statement and the Fund’s Prospectus or as the Board of Trustees or the Adviser may direct in writing from time to time, in conformity with federal securities laws. In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund best execution. In evaluating best execution for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating best execution, and in selecting the broker-dealer to execute a particular transaction, subject to any written instructions and directions of the Adviser or the Board of Trustees, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”). Provided the Sub-Adviser is acting in accordance with any such instructions and directions of the Adviser or the Board of Trustees, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the Fund. In no instance, however, will the Fund’s Assets knowingly be purchased from or sold to the Adviser, the Sub-Adviser, any other sub-adviser of the Trust or other registered investment companies (or series or portions thereof) that may be deemed to be under common control with the Trust, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub- Adviser or any other sub-adviser of the Trust or other registered investment companies (or series or portions thereof), acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act and approved by the Adviser and the Board of Trustees. The Adviser or its affiliates may, from time to time, engage other sub-advisers to advise series of the Trust (or portions thereof) or other registered investment companies (or series or portions thereof) that may be deemed to be under common control with the Trust (each a “Sub-Advised Fund”). The Sub-Adviser agrees that it will not consult with any other sub- adviser engaged by the Adviser or its affiliates with respect to transactions in securities or other assets concerning the Fund or another Sub-Advised Fund, except to the extent permitted by rules under the 1940 Act that permit certain transactions with a sub-adviser or its affiliates.
2

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its policies and procedures, and fiduciary obligations to the Fund and to such other clients.

The Sub-Adviser may buy securities for the Fund at the same time it is selling such securities for another client account and may sell securities for the Fund at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Trust as may be in effect from time to time of which the Sub-Adviser is advised in writing, the Sub-Adviser may effectuate cross transactions between the Fund and such other account if it deems this to be advantageous to both of the accounts involved.

Notwithstanding the foregoing, the Sub-Adviser agrees that the Adviser shall have the right by written notice to identify securities that may not be purchased on behalf of the Fund and/or broker-dealers through or with which portfolio transactions on behalf of the Fund may not be effected. The Sub-Adviser shall refrain from purchasing such securities for the Fund or directing any portfolio transaction to any such broker-dealer on behalf of the Fund, unless and until the approval of the Adviser or the Board of Trustees, as the case may be, is so obtained, and written notice provided to the Sub-Adviser.

c.	The Sub-Advisor shall maintain, and provide to the Adviser for inclusion in each Fund’s records, all records that are required of an investment advisor of a registered investment company pursuant to the applicable laws, rules and regulations, including, without limitation, the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1934 Act, the CEA and the rules and regulations thereunder. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, and Rule 204-2 under the Advisers Act, any such records as are required to be maintained by it pursuant to this Agreement. The Sub-Adviser shall maintain and enforce industry standard security procedures, or those required by law, with respect to all materials, records, documents and data relating to any of its responsibilities under this Agreement including all means for the effecting of securities transactions. The Sub-Advisor acknowledges that the records that it maintains with respect to the Fund that are included in the Fund’s records are property of the Fund and further agrees that all accounts, books and other records maintained and preserved by it shall be surrendered promptly to the Funds, or to any third party at the Fund’s direction, including the Adviser or any governmental agency or other instrumentality having regulatory authority over the Adviser or the Fund; provided, that the Sub-Advisor may at its own expense make and retain copies of any such records. The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

d.	The Sub-Adviser shall keep the Adviser informed of developments materially affecting the Fund or the Trust. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.
3

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

e.	The Sub-Adviser agrees to permit the Adviser, the Trust’s officers and the Fund’s independent registered public accounting firm to inspect and audit such records pertaining to the Fund at reasonable times during regular business hours upon due notice.

f.	The Sub-Adviser will be available to meet (which meetings may be held telephonically at the option of the Adviser) with the officers of the Adviser and the Trust’s officers and Trustees on reasonable due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions. In addition, the Sub-Adviser shall, as reasonably requested by the Adviser, for itself and on behalf of the Trust, furnish to the Adviser from time to time such information that the Adviser reasonably believes appropriate for this purpose in accordance with general industry standards. From time to time as the Board of Trustees of the Trust or the Adviser may reasonably request, the Sub-Adviser will furnish to the Adviser and Trust’s officers and to each of its Trustees, at the Sub-Adviser’s expense, reports on portfolio transactions and reports on issuers of securities held by the Fund, all in such detail as the Trust or the Adviser may reasonably request in accordance with general industry standards. In addition, the Sub-Adviser shall provide advice and assistance to the Adviser as to the determination of the value of securities held or to be acquired by the Funds pursuant to this Agreement for valuation purposes in accordance with the process described in the Fund’s Prospectus and valuation procedures of which the Sub-Adviser is advised in writing. Upon reasonable notice, the Sub-Adviser will make its officers and employees available to meet (which meetings may be held telephonically at the option of the Adviser) with the officers of the Adviser and the Trust’s officers and Trustees and provide such information as the Board of Trustees and the Adviser reasonably believe appropriate for purposes of the Board’s consideration of this Agreement and any continuations thereof, including information about the profitability to the Sub-Adviser of providing advisory services hereunder (which may be provided in confidence directly to the Board of Trustees).

g.	The Sub-Adviser shall timely provide the Fund’s custodian on each business day with information relating to all transactions concerning the Fund’s Assets, including the name of the issuer, the description and amount or number of shares of the security purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer, and such other information as may be reasonably required. The Sub-Adviser shall also provide the Adviser with such information upon the request of the Adviser. The Sub-Adviser shall additionally provide the Fund’s accounting agent with a trade log with the above information of all matched and unmatched transactions. The Sub-Adviser shall also provide the Adviser with such information upon request of the Adviser. The Sub-Adviser shall provide such sub-certifications as officers of the Adviser or the Trust may reasonably request in connection with the filings of Form N-CSR or Form N-PORT (or any similar form) by the Fund.

The parties to this Agreement agree that the Fund has made arrangements for the safekeeping of any of the Fund’s assets (and the Fund’s documents of title) with such custodian as chosen by the Trust from time to time with notice to the Sub- Adviser of the same. The Sub-Adviser shall not hold, or have custody of, any asset of the Fund (or the Fund’s documents of title, if any) on behalf of the Fund or the Adviser.

4

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

h.	In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, except as expressly provided for herein or otherwise expressly provided or authorized in writing by the Adviser, shall have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed to be an agent of the Fund, the Trust or the Adviser. If any occasion should arise in which the Sub-Adviser gives any advice to its clients concerning the shares of the Funds, the Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund. The Sub-Adviser is entitled to assume that each of the Adviser and the Fund has the necessary level of experience and knowledge in order to understand the risks involved in the services provided and the transactions carried out by the Sub-Adviser on behalf of the Adviser and the Funds.

i.	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

j.	Absent specific written instructions to the contrary provided to the Sub-Adviser by the Adviser, the Sub-Adviser shall vote, either in person or by proxy, all securities in which a Fund may be invested from time to time with respect to a Fund’s Assets in accordance with its proxy voting procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Fund to file Form N-PX as required. The Sub-Adviser shall provide its proxy voting policy (“Proxy Policy”) to the Board of Trustees and the Adviser, and, if requested by the Adviser, shall provide a summary of the Proxy Policy suitable for including in the Prospectus. The Sub-Adviser shall provide the Board and the Advisor with any material amendment to its Proxy Policy within a reasonable time after such amendment has taken effect. Notwithstanding the foregoing, the Sub-Adviser shall promptly inform the Adviser of all tender offers, rights offerings and other voluntary corporate action requests affecting securities in a Fund with respect to the Fund’s Assets and, absent specific written instructions to the contrary provided to the Sub-Adviser by the Adviser, shall respond on behalf of the Fund to all such corporate action requests and shall complete and file notices of claims in connection with class action lawsuits concerning securities in a Fund with respect to the Fund’s Assets.
5

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

2.	Duties of the Adviser. With respect to each Fund, the Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall supervise and oversee the Sub-Adviser’s performance of its duties under this Agreement. Notwithstanding the foregoing, in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s constituent documents, the Prospectus, the instructions and directions of the Board of Trustees of the Fund and the Adviser, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.	Delivery of Documents.

a.	The Adviser has furnished the Sub-Adviser with copies of each of the following documents:

i.	The Trust’s Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time (herein called the “Declaration of Trust”);

ii.	By-Laws of the Trust; and

iii.	Prospectus of the Fund.

The Adviser agrees to promptly provide the Sub-Adviser with copies of any changes, amendments, modifications or supplements to the above documents or any other document relating to the Sub-Adviser’s services hereunder.

b.	The Sub-Adviser has furnished the Adviser with copies of each of the following documents, as applicable (and Adviser acknowledges receipt of the same):

i.	A list of public companies and registered broker-dealers affiliated with the Sub-Adviser;

ii.	A list of entities that are affiliated persons, or affiliated persons of affiliated persons of the Sub-Adviser;

iii.	The Sub-Adviser’s Form ADV (including Part 2, thereof) (at least 48 hours prior to the Agreement becoming effective); and

iv.	The Sub-Adviser’s Code of Ethics adopted pursuant to Rule 17j-1 under the 1940 Act.

The Sub-Adviser agrees to provide the Adviser with copies of any changes, amendments, modifications or supplements to the above documents.

6

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

4.	Certain Representations and Warranties of the Sub-Adviser.

a.	The Sub-Adviser represents and warrants that it is a duly registered investment adviser under the Advisers Act, and has obtained all necessary licenses and approvals in order to perform the services provided in this Agreement. The Sub- Adviser covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

b.	The Sub-Adviser represents that it has read and understands the Prospectus and warrants that in investing each Fund’s Assets it will adhere to the Fund’s investment objectives, policies and restrictions contained therein.

c.	The Sub-Adviser represents that it will provide the Adviser and each Fund with any amendments to its Code of Ethics and any certifications required by Rule 17j-1 under the 1940 Act. The Sub-Adviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

d.	The Sub-Adviser represents and warrants that it will maintain written policies and procedures that are reasonably designed to prevent violation of Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act and that are otherwise in compliance with Rule 206(4)-7 under the Advisers Act. The Sub- Adviser agrees to provide each Fund and the Adviser, from time to time, with copies of such policies and procedures, summaries thereof and certifications with respect thereto. The Sub-Adviser agrees to cooperate with each Fund’s Chief Compliance Officer in providing information to fulfill the requirements of Rule 38a-1 under the 1940 Act as interpreted by the SEC or the Board of Trustees.

5.	Compliance.

a.	The Sub-Adviser agrees that it shall promptly notify the Adviser and the Trust:

(i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (ii) of the occurrence of any event that could disqualify the Sub-Adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (iii) in the event that there is a change in the Sub- Adviser, financial or otherwise, that adversely affects its ability to perform services under this Agreement or (iv) upon having a reasonable basis for believing that, as a result of the Sub-Adviser’s investing a Fund’s assets, the Fund’s investment portfolio has ceased to adhere to the Fund’s investment objectives, policies or restrictions as stated in the Prospectus or is otherwise in violation of applicable law.

b.	The Adviser agrees that it (to the extent not prohibited by applicable law or regulation) shall promptly notify the Sub-Adviser in the event that the SEC has censured the Adviser or the Trust; placed limitations upon any of their activities, functions or operations; suspended or revoked the Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions.

c.	The Sub-Adviser shall immediately forward, upon receipt, to the Adviser any correspondence from the SEC or other regulatory authority that relates to a Fund or the Adviser generally, including SEC inspection reports, and the Sub-Adviser’s responses thereto.
7

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

d.	The Trust and the Adviser shall be given access to any and all records or other documents of the Sub-Adviser relating to the Assets at reasonable times solely for the purpose of monitoring compliance with the terms of this Agreement and the rules and regulations applicable to the Sub-Adviser relating to its providing investment advisory services to the Funds, including without limitation records relating to trading and trade recommendations by employees of the Sub-Adviser for their own accounts and on behalf of other clients. The Sub-Adviser agrees to promptly cooperate with the Trust and the Adviser and their representatives in connection with requests for such records or other documents. In connection with such cooperation as it relates to records relating to trading by employees, the Sub-Adviser shall disclose (i) any and all violations of the Sub-Adviser’s code of ethics by associated persons of the Sub-Adviser, (ii) the function of such person(s), and (iii) such person(s) involvement (if any) in the provision of services by the Sub- Adviser to the Funds pursuant to this Agreement. The parties acknowledge that the Sub-Adviser has obligations of confidentiality with respect to its clients and employees and nothing in this Agreement shall require the Sub-Adviser to act in violation or contravention thereof.

6.	Compensation to the Sub-Adviser.

a.	With respect to each Fund, for the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept, a sub-advisory fee at the rate specified in Appendix A which is attached hereto and made part of this Agreement. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub- Adviser may, in its discretion and from time to time, waive a portion of its fee.

With respect to each applicable Fund, for purposes of this Section 6 and Appendix A, the value of net assets of the Fund shall be computed as required by the 1940 Act and in accordance with any procedures approved by the Board of Trustees for the computation of the value of the net assets of the Fund in connection with the determination of net asset value of its shares.

7.	Expenses. With respect to each Fund, the Sub-Adviser shall bear all of its expenses in connection with the performance of its services under this Agreement including the provision of office space, furnishings, equipment and personnel required, and the employment or association by the Sub-Adviser with such persons or firms as it believes to be qualified, to execute the Sub-Adviser’s duties under this Agreement, but excluding investment related and brokerage costs related to investments purchased or sold by the Fund.

8.	Standard of Care and Liability of Sub-Adviser. With respect to each Fund, the Sub-Adviser will not be liable for any loss sustained by reason of a mistake of law or error of judgment by the Sub- Adviser, but nothing herein contained will be construed to protect the Sub-Adviser against any liability to the Adviser, the Fund or its shareholders by reason of: (a) the Sub-Adviser’s causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s Prospectus or any written guidelines, policies or instruction provided in writing by the Trust’s Board of Trustees or the Adviser or (b) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement (such conduct “Disqualifying Conduct”).
8

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

9.	Disclosure Regarding the Sub-Adviser

a.	The Sub-Adviser has reviewed the disclosure about the Sub-Adviser contained in the Trust’s registration statement, prospectus and supplements thereto and represents and warrants that, with respect to such disclosure about the Sub- Adviser or information related, directly or indirectly, to the Sub-Adviser, such documents contain, as of the date hereof, no untrue statement of any material fact and do not omit any statement of a material fact which is required to be stated therein or necessary to make the statements contained therein not misleading.

b.	The Sub-Adviser agrees to notify the Adviser and the Trust promptly of: (i) any statement about the Sub-Adviser contained in the Trust’s registration statement, prospectus or supplements thereto that becomes untrue in any material respect, (ii) any omission of a material fact about the Sub-Adviser in such documents which is required to be stated therein or necessary to make the statements contained therein not misleading, (iii) any reorganization or change in control of the Sub-Adviser, as defined under the 1940 Act, and (iv) any changes in the principal portfolio managers of the Assets or senior management of the Sub- Adviser.

10.	Insurance. The Sub-Adviser shall maintain for the duration hereof a fidelity bond and professional liability or errors and omissions insurance in an amount or amounts sufficient to meet its obligations to its clients, including the Funds.

11.	Duration and Termination

a.	This Agreement will become effective as to a particular Fund as of the date specified for that Fund on Appendix A hereto. Unless sooner terminated as provided herein, the Agreement shall continue in effect for each Fund through January 31, 2027. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Fund for successive periods of twelve months; provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund.

b.	This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Advisory Agreement. In addition, the Adviser has the right to terminate this Agreement immediately upon notice if the Sub-Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser.

c.	With respect to each Fund, if a party breaches this Agreement in any material respect which is not cured within sixty (60) days of the other party giving it written notice of such breach, the other party may effect termination of this Agreement with respect to that Fund on written notice to the defaulting party.

d.	With respect to each Fund, this Agreement may be terminated at any time, without the payment by the Fund of any penalty, by the Board of Trustees of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser as follows: the Fund may effect termination of this Agreement by action of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days written notice to the Adviser and the Sub-Adviser, and the Adviser may effect termination of this Agreement on sixty (60) days written notice to the Sub-Adviser.
9

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

e.	With respect to each Fund, the Sub-Adviser may terminate this Agreement upon ninety (60) days written notice to the Adviser.

f.	Termination of this Agreement with respect to a Fund shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 6 earned prior to such termination with respect to such Fund.

12.	Confidentiality

a.	Each party agrees that it shall hold in strict confidence all data and information obtained from the other party hereto or the Funds (unless such information is or becomes readily ascertainable from public or published information or trade sources other than through a breach of this confidentiality clause) other than in relation to its affiliates and any other party performing functions for the Funds and such party shall ensure that its officers, employees and authorized representatives do not disclose such information to others without the prior written consent of the party from whom it was obtained, unless such disclosure is required by a court with competent jurisdiction, the SEC, other regulatory or official body with applicable jurisdiction, or a Fund’s independent registered public accounting firm, or in the opinion of such party’s counsel, applicable law, and then only with as much prior written notice to the other party as is practicable under the circumstances.

b.	With respect to each Fund, the Adviser, on behalf of the Fund, has legitimate business reasons to disclose to the Sub-Adviser certain non-public portfolio holdings information of the Fund (“Holdings Information”) from time to time. The Sub-Adviser agrees that it:

i.	Will use the Holdings Information exclusively for the purposes of providing services pursuant to this Agreement that may benefit the Fund;

ii.	Will not engage in any fraudulent, competitive or improper behavior based on the Holdings Information that may disadvantage the Fund, including disclosing, trading or making investment recommendations based on the Holdings Information to or for any party other than the Fund as provided in this Agreement;

iii.	Will treat the Holdings Information as confidential and will not disclose such information to any party other than as required to perform the services under this Agreement. This clause shall not apply to the extent that: (1) the Holdings Information is publicly known, (2) the Holdings Information is or becomes legally known to the Sub-Adviser other than through disclosure by the Fund, the Adviser, an affiliated person of the Fund or the Adviser or by another party bound by an obligation of confidentiality to the Fund, or (3) the disclosure is required by law or requested by any regulatory authority or required by statute, rule, regulation, subpoena, regulatory examination request or court order, provided, however, that the Sub-Adviser will not make any such disclosure without first notifying the Adviser and the Fund and allowing the Adviser or the Fund a reasonable opportunity to seek injunctive relief (or a protective order) with respect to the obligation to make such disclosure; and
10

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

iv.	Will notify the Adviser if the Sub-Adviser has any knowledge of the Holdings Information having been misused, including in violation of this Agreement.

13.	Non-Exclusivity. With respect to each Fund, the services of the Sub-Adviser to the Fund are not to be deemed to be exclusive, and the Sub-Adviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. Adviser acknowledges that Sub-Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Assets). In addition, advice provided by the Sub-Adviser may differ from advice given by its affiliates.

14.	Indemnification.

a.	The Sub-Adviser agrees to indemnify and hold harmless the Adviser and the Trust against any losses, expenses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Adviser or the Trust may become subject arising out of or based on the material breach by the Sub-Adviser of any provisions of this Agreement or any breach by the Sub-Adviser of the standard of care, as set out in Section 8 of the Agreement; provided, however, that the Sub- Adviser shall not be liable under this Section 15(a) in respect of any loss, expense, claim, damage or liability to the extent that such loss, expense, damage or liability resulted primarily from the Adviser’s or the Trust’s willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard by the Adviser or the Trust of its duties. The foregoing indemnification shall be in addition to any rights that the Adviser or the Trust may have at common law or otherwise.

b.	The Adviser agrees to indemnify and hold harmless the Sub-Adviser against any losses, expenses, damages or liabilities (or actions or proceedings in respect thereof) to which the Sub-Adviser may become subject arising out of or based on the material breach by the Adviser of any provisions of this Agreement or the Advisory Agreement, or any wrongful action by the Adviser or its affiliates in the distribution of the Trust’s shares, or any wrongful action by the Trust other than wrongful action that was caused by the breach by the Sub-Adviser of the provisions of this Agreement; provided, however, that the Adviser shall not be liable under this Section 15(b) in respect of any loss, expense, damage or liability to the extent that such loss, expense, damage or liability resulted primarily from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard by the Sub-Adviser of its duties.. The foregoing indemnification shall be in addition to any rights that the Sub-Adviser may have at common law or otherwise.

15.	Governing Law. This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
11

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

16.	Severability. Should any part of this Agreement be held, invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17.	Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered electronically by e-mail or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser:	Sterling Capital Funds
434 Fayetteville St., Suite 500
Raleigh, NC 27601
Attn: Jim Gillespie
Email: JGillespie@sterlingcapital.com

With a copy to:
Legal Department
LegalNotices@sterlingcapital.com

To the Sub-Adviser at:	Guardian Capital LP

Commerce Court West · 199 Bay St., Suite 2700
PO Box 201, Toronto, ON, M5L 1E8
Attn: Rachel Hindson, Legal Department
Email: RHindson@guardiancapital.com

Copy to: Rick Britnell, Chief Compliance Officer
Email: RBritnell@guardiancapital.com

18.	Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations, orders or interpretations of the SEC issued pursuant to the 1940 Act or by an written guidance or no-action relief issued or granted by the staff of the SEC. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “control,” “assignment” and “affiliated person,” as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision shall be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

19.	Entire Agreement; Amendment. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be modified or rescinded, or supplemented, except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the SEC or the staff of the SEC.
12

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

20.	Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
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Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the patties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

STERLING CAPITAL MANAGEMENT LLC	GUARDIAN CAPITAL LP

By:	By:
Name: Scott A. Haenni	Name: George Mavroudis
Title: Senior Managing Director and Chief Executive Officer	Title: Chief Executive Officer

By:
Name: Denis Larose
Title: Chief Investment Officer

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Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

Appendix A

Fee Schedule

Sterling Capital Multi-Strategy Income ETF

Sterling Capital Hedged Equity Premium Income ETF

Pursuant to Section 6, subject to any applicable reduction as described herein, the Adviser shall pay the Sub-adviser compensation at an annual rate, paid monthly, for its services with respect to each Fund a percentage of the net unitary advisory fee received by the Adviser from each Fund pursuant to the separate investment advisory agreement between the Adviser and each Fund (the “Advisory Agreement”), after payment of any expenses by the Adviser described in the Advisory Agreement, such percentage for each Fund set forth in the table below (the “Base Subadvisory Fee”).

Fund	Base Subadvisory Fee (as a Percentage of the Net Unitary Advisory Fee Received by the Adviser under the Advisory Agreement)	Effective Date

Sterling Capital Multi-Strategy Income ETF	[REDACTED]	December 8, 2025

Sterling Capital Hedged Equity Premium Income ETF	[REDACTED]	December 8, 2025

Guardian Capital Dividend Growth Fund

Pursuant to Section 6, subject to any applicable reduction as described herein, the Adviser shall pay the Sub-adviser compensation at an annual rate, paid monthly, for its services with respect to each Fund a percentage of the net advisory fee received by the Adviser from each Fund pursuant to the separate investment advisory agreement between the Adviser and each Fund (the “Advisory Agreement”), after payment of any expenses by the Adviser described in the Advisory Agreement, such percentage for each Fund set forth in the table below (the “Base Subadvisory Fee”).

Fund	Base Subadvisory Fee (as a Percentage of the Net Advisory Fee Received by the Adviser under the Advisory Agreement)	Effective Date

Guardian Capital Dividend Growth Fund*	[REDACTED]	On or about March 30, 2026

*	To take effect upon the completion of the reorganization of Guardian Capital Dividend Growth Fund, a series of Capitol Series Trust, into the Fund, a series of Sterling Capital Funds, anticipated to occur on or about Q1 2026.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

All Funds

The Base Subadvisory Fee for a Fund shall be reduced pro rata to the extent that the Adviser, pursuant to a contractual waiver or reimbursement arrangement with the Fund, waives fees or reimburses expenses payable by the Fund to the Adviser (an “Adviser Waiver”). The amount of such reduction shall be calculated by multiplying (a) the amount of the Adviser Waiver by (b) the ratio between the Base Subadvisory Fee and the investment advisory fee to which the Adviser is entitled under the terms of a separate investment advisory agreement between the Adviser and each Fund; provided, however, that the fee payable to the Sub-adviser hereunder shall not be less than zero.